UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 26, 2006

CHINA NORTH EAST PETROLEUM HOLDINGS, LIMITED

(Exact name of registrant as specified in its charter)

Nevada	000-49846	87-0638750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No)

20337 Rimview Place Walnut, California	91789
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (909) 468-1858

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 26, 2006, Registrant and Ms. Ju GuiZhi and Mr. Wang Hongjun, entered into an agreement (the “Agreement”) to form a joint venture limited liability company in China, to be named Song Yuan North East Petroleum Technical Service Co., Ltd. Mr. Wang is the President and Chairman of the Board of Directors of the Registrant and is a significant shareholder of the Registrant. Ms. Ju is a member of Mr. Wang’s immediate family. The purposes of the joint venture limited liability company will be to acquire and operate oil and gas development assets and sell crude oil. Registrant agreed to initially commit $1 million (USD) to the joint venture, which must be paid within 3 months of the date of the Agreement and for which Registrant will receive 90% of the joint venture limited liability company’s membership and profits interests. Ms. Ju and Mr. Wang will commit an aggregate of RMB 1 million to the joint venture, for which they will receive an aggregate of 10% of the joint venture limited liability company’s membership and profits interests. Registrant will be entitled to appoint the President and two of the joint venture limited liability company’s five directors. The Agreement and services provided thereunder are subject to the laws of the People’s Republic of China (PRC) and the parties agreed to binding arbitration of disputes in the PRC. The foregoing description of the Agreement is qualified in its entirety by reference to such Agreement, filed as Exhibit 2.1 hereto, which is hereby incorporated by reference herein..

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit Number	Description

2.1	Joint Venture contract of Song Yuan North East Petroleum Technical Service Co.,Ltd., dated July 26, 2006, by and between China North East Petroleum Holdings, Ltd., Ms. Ju GuiZhi and Mr. Wang Hongjun.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NORTH EAST PETROLEUM HOLDINGS, LIMITED
By: /s/ Hong Jun Wang
Hong Jun Wang,
Chairman of the Board and President
Date: July 26, 2006